Filed under Rule 433
File No. 333-131159

CIT Group Inc.

$500,000,000 5.40% Senior Notes due March 7, 2013
Final Term Sheet

Issuer:	CIT Group Inc.

Principal Amount:	$500,000,000

Type:	SEC Registered – Registration Statement No. 333-131159

Issue Price:	99.764%

Underwriters’ Commission:	0.40%

Proceeds to Issuer:	$496,820,000

Pricing Date:	February 28, 2006

Settlement Date:	March 7, 2006

Maturity Date:	March 7, 2013

Interest Rate:	5.40%

Spread to Treasury:	+83 basis points (0.83%)

Benchmark Treasury:	3 7/8% due February 15, 2013

Benchmark Yield:	4.611%

Specified Currency:	U.S. Dollars ($)

Interest Payment Dates:

Interest will be paid on the Maturity Date and semiannually on March 7 and September 7 of each year, commencing on September 7, 2006, provided that if any such day is not a Business Day, the payment will be made on the next Business Day unadjusted.

Accrual of Interest:

Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to, but excluding, the applicable Interest Payment Date.

Minimum Denomination:	Minimum denominations of $1,000 and integral multiples of $1,000.

Exchange Listing:	None.

Other Provisions:

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Blaylock & Company, Inc. & The Williams Capital Group, L.P. will arrange to send you the prospectus if you request it by calling Blaylock & Company, Inc. at 212-715-6612 or The Williams Capital Group, L.P. at 212-830-4530.